Exhibit 99.(d)(v)

Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448 www.PacificLife.com]

POINT TO POINT PERFORMANCE MIX WITH A CAP RATE, PARTICIPATION RATE

AND BUFFER RATE CREDITING STRATEGY RIDER

Pacific Life Insurance Company, a stock life insurance company, (hereinafter referred to as “we”, “us”, “our” and the “Company”) has issued this Rider as a part of the Contract to which it is attached. This Rider is in effect on the Rider Effective Date shown in this Rider’s Specifications and stays In Force unless it terminates as described in the Rider Termination section below.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail. All other terms and conditions of your Contract remain unchanged. If the Contract is terminated, this Rider will automatically terminate.

This Rider provides the formula for calculating the Interim Value and the Index-Linked Option Credit for each Vintage of an Index-Linked Option with this Rider Crediting Strategy. There is no charge for this Rider.

RIDER DEFINITIONS

Certain terms used throughout this Rider are defined in this section. Other terms may be defined in other sections of this Rider. Defined terms and certain Rider provisions are capitalized to provide emphasis. For purposes of this Rider, the following definitions apply:

Adjusted Performance Mix Index Return – A percentage that is used to determine the Index-Linked Option Credit for each Vintage of an Index-Linked Option with the Rider Crediting Strategy. The Adjusted Performance Mix Index Return may be positive, negative, or equal to zero.

Buffer Rate – A type of Protection Level that is used to determine the Adjusted Performance Mix Index Return for each Vintage of an Index-Linked Option with the Rider Crediting Strategy if the Performance Mix Index Return is less than zero.

The Buffer Rate for each applicable Index-Linked Option is shown in the Specifications and is guaranteed not to change for the life of the Contract so long as we continue to offer the Index-Linked Option.

Cap Rate – A maximum rate that is used to determine the Adjusted Performance Mix Index Return for each Vintage of an Index-Linked Option with the Rider Crediting Strategy if the Performance Mix Index Return is greater than or equal to zero.

The initial Cap Rate for each applicable Index- Linked Option is shown in the Specifications and is guaranteed for the initial Index Term. Renewal Cap Rates will be declared at the beginning of each Index Term and will never be less than the Minimum Cap Rate shown in the Specifications. The declared renewal Cap Rates are guaranteed until the end of any Index Term.

Cap Rates may vary based upon the following: Index-Linked Option, Index Term, Vintage Start Date, Crediting Strategy, Protection Level, Contract Date, and if you have a guaranteed minimum withdrawal benefit rider.

Component Index – An Index that is used to determine the Index-Linked Option Credit for each Vintage of an Index-Linked Option with the Rider Crediting Strategy. Each Index-Linked Option with the Rider Crediting Strategy will have three Component Indexes. The Component Indexes for each applicable Index-Linked Option are shown in the Specifications.

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RIDER DEFINITIONS (continued)

Component Index Price – Prices for the Component Indexes are determined as of the close of the New York Stock Exchange (NYSE) each day that the NYSE is open. On any day that the NYSE is closed, the Component Index Price from the last NYSE close day will apply.

Component Index Return – A percentage change in the Component Index Price that is used to determine the Performance Mix Index Return for each Vintage of an Index-Linked Option with the Rider Crediting Strategy. The Component Index Return may be positive, negative, or equal to zero.

Index-Linked Option Cost – A rate equal to the fair value of hypothetical derivatives that support the Vintage on the Vintage Start Date.

Participation Rate – A rate that is used to determine the Adjusted Performance Mix Index Return for each Vintage of an Index-Linked Option with the Rider Crediting Strategy if the Performance Mix Index Return is greater than or equal to zero.

The initial Participation Rate for each applicable Index-Linked Option is shown in the Specifications and is guaranteed for the initial Index Term. Renewal Participation Rates will be declared at the beginning of each Index Term and will never be less than the Minimum Participation Rate shown in the Specifications. The declared renewal Participation Rates are guaranteed until the end of any Index Term.

Participation Rates may vary based upon the following: Index-Linked Option, Index Term, Vintage Start Date, Crediting Strategy, Protection Level, Contract Date, and if you have a guaranteed minimum withdrawal benefit rider.

Performance Mix Index Return – A weighted average of the Component Index Returns that is used to determine the Adjusted Performance Mix Index Return for each Vintage of an Index-Linked Option with the Rider Crediting Strategy. The Performance Mix Index Return may be positive, negative, or equal to zero.

Point to Point – A type of Crediting Strategy where the Index Return is determined using the Component Index Price on the Vintage Start Date and the Component Index Price on the Vintage End Date.

Protection Level – A rate that is used to determine the Adjusted Performance Mix Index Return for each Vintage of an Index-Linked Option with the Rider Crediting Strategy if the Performance Mix Index Return is less than zero.

Rider Crediting Strategy – The Crediting Strategy that is provided by this Rider (“Point to Point Performance Mix with a Participation Rate, Cap Rate, and Buffer Rate Crediting Strategy”).

CALCULATION OF INTERIM VALUE ON ANY BUSINESS DAY

We calculate the Interim Value for each Vintage of an Index-Linked Option with the Rider Crediting Strategy on each Business Day by determining the value of a specific set of hypothetical derivatives using an option pricing formula. Our Interim Value calculation is on file with the insurance supervisory official in the jurisdiction in which this Contract is issued for delivery.

We use the following formula to determine the Interim Value for each Vintage of an Index-Linked Option with the Rider Crediting Strategy:

Interim Value = A x (1 - C x D) x (((1 + I) / (1 +J ))(N x D)) + A x B - (TC x A x D)), where:

A	=	Investment Base
B	=	Market Value of Derivatives Supporting the Index-Linked Option on the Business Day
C	=	Index-Linked Option Cost
D	=	Percentage of time remaining in Index Term (This is the number of days remaining in Index Term divided by total days in the Index Term (including leap day(s) when applicable))

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I	=	Described in the Specifications under Index Yields Used to Calculate Interim Values
J	=	Described in the Specifications under Index Yields Used to Calculate Interim Values
N	=	Total number of years in the Index Term
TC	=	Trading Costs

The Market Value of Derivatives Supporting the Index-Linked Option = ATM Call * (Participation Rate) - OTM Call*(Participation Rate) – OTM Put, where:

•	At-the-Money Call (ATM Call) – Option to buy a position in the Index at the end of the Index Term with the strike price equal to the Index Price at the start of the Index Term.
•	Out-of-the-Money Call (OTM Call) – Option to buy a position in the Index at the end of the Index Term with the strike price set to the Index Price at the start of the Index Term multiplied by (1 + (Cap Rate/Participation Rate))
•	Out-of-the-Money Put (OTM Put) – Option to sell a position in the Index at the end of the Index Term with the strike price set to the Index Price at the start of the Index Term multiplied by (1 – Buffer Rate)
•	Percentage weights are assigned based on the relative value for each hypothetical derivative portfolio across the component indices.
•	50% weight is assigned to the hypothetical derivative strategy with the highest relative value.
•	30% weight is assigned to the hypothetical derivative strategy with the second highest relative value.
•	20% weight is assigned to the hypothetical derivative strategy with the lowest value.

The standard Black-Scholes methodology using observable market parameters from independent external sources will be utilized to value the options. This method intends to produce an estimated fair value, consistent with observable market prices, for the investment in the Index-Linked Option on that Business Day. The Index-Linked Option Cost will also be calculated using the same methodology.

TRANSACTIONS THAT DECREASE THE INTERIM VALUE

The Interim Value will be decreased by the amount of any deductions from the Vintage as a result of any:

•	Withdrawals, including an applicable Withdrawal Charge;
•	Applicable Advisory Fee Withdrawals;
•	Charges for Premium Taxes and/or other taxes; and
•	Charges for any rider attached to the Contract.

The decrease will occur on the Business Day that the transaction is processed. On the following Business Day, the Interim Value will resume calculation according to the formula described in Calculation of Interim Value on any Business Day.

INDEX-LINKED OPTION CREDIT FORMULA

We use the following formula to determine the Index-Linked Option Credit for each Vintage of an Index-Linked Option with this Rider Crediting Strategy:

Step One – Determine the Component Index Return for Each Component Index

Component Index Return = (Component Index Price for the Vintage End Date – Component Index Price for the Vintage Start Date) / Component Index Price for the Vintage Start Date

Step Two – Determine the Performance Mix Index Return

Performance Mix Index Return = (0.5 x Compontent Index Return of the Component Index with the highest Component Index Return) + (0.3 x Compontent Index Return of the Component Index with the next highest Component Index Return) + (0.2 x Compontent Index Return of the Component Index with the lowest Component Index Return)

Step Three – Determine the Adjusted Performance Mix Index Return

If the Performance Mix Index Return is greater than or equal to zero,

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Adjusted Performance Mix Index Return = Lesser of (Performance Mix Index Return x Participation Rate) or Cap Rate

If the Performance Mix Index Return is less than zero,

Adjusted Performance Mix Index Return = Lesser of (Performance Mix Index Return + Buffer Rate) or zero

Step Four – Determine the Index-Linked Option Credit

Index-Linked Option Credit = (Investment Base x Adjusted Performance Mix Index Return)

RIDER TERMINATION

This Rider will remain in effect until the earlier of:

•	The Annuity Date; or
•	The date the Contract terminates.

PACIFIC LIFE INSURANCE COMPANY

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